Exhibit 99.1

Allison Transmission Announces Second Quarter 2025 Results

*	Announced definitive agreement for transformational acquisition of Dana Incorporated’s Off-Highway business

*	Net Income of $195 million, up 4% year over year, and 24% of Net Sales, up over 100 basis points year over year

*	Diluted EPS of $2.29, a quarterly record, up 8% year over year

*	Adjusted EBITDA margin of 38.5%, up 160 basis points year over year

INDIANAPOLIS, August 4, 2025 – Allison Transmission Holdings Inc. (NYSE: ALSN), today reported second quarter net sales of $814 million, with top-line performance driven by continued strength in the Defense end market and record quarterly net sales in the Outside North America On-Highway end market. In addition, Allison announced during the quarter that the company had entered into a definitive agreement to acquire the Off-Highway business of Dana Incorporated, a global provider of drivetrain and propulsion solutions, with operations in more than 25 countries, for approximately $2.7 billion. This acquisition is expected to close late in the fourth quarter of 2025.

David S. Graziosi, Chair and Chief Executive Officer of Allison Transmission commented, “Delivering record quarterly earnings per share, while incurring one-time costs associated with our recently announced acquisition of the Dana Off-Highway business, is a clear reflection of the Allison team’s continued focus on execution and delivering strong financial performance. Our second quarter results, highlighted by continued growth in the Defense end market and a record $142 million of quarterly net sales in the Outside North America On-Highway end market, demonstrate the diversity of Allison’s end markets and the incremental sales opportunities available from growth initiatives.”

Graziosi continued, “Adjusted EBITDA of $313 million increased 4 percent year over year in the second quarter as Allison is well-positioned to navigate current trade uncertainties while focusing on operational efficiencies and the alignment of costs and initiatives with end market developments. Our capital allocation priorities remain intact with $102 million of our common stock, representing over 1 percent of outstanding shares, repurchased during the second quarter. Year-to-date we have repurchased 3 percent of our outstanding shares.”

Second Quarter Financial Highlights

Net sales for the quarter were $814 million. Year over year results by end market include:

•	A $20 million increase in net sales in the Defense end market principally driven by the continued execution of our growth initiatives

•	A $14 million increase in net sales in the Outside North America On-Highway end market principally driven by higher demand in South America and Europe

•

A $10 million increase in net sales in the Service Parts, Support Equipment and Other end market principally driven by higher demand for service parts and price increases on certain products, partially offset by lower demand for aluminum die cast components

•	A $7 million decrease in net sales in the Global Off-Highway end market principally driven by lower demand from the energy, mining and construction sectors outside of North America

•	A $39 million decrease in net sales in the North America On-Highway end market principally driven by lower demand for medium-duty trucks, partially offset by price increases on certain products

Net income for the quarter was $195 million. Diluted EPS for the quarter was $2.29. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $313 million. Adjusted EBITDA margin, a non-GAAP financial measure, for the quarter was 38.5%. Net cash provided by operating activities for the quarter was $184 million. Adjusted free cash flow, a non-GAAP financial measure, for the quarter was $153 million.

Second Quarter Net Sales by End Market

End Market	Q2 2025 Net Sales ($M)	Q2 2024 Net Sales ($M)	Variance ($M)
North America On-Highway	$417	$456	($39)
Outside North America On-Highway	$142	$128	$14
Global Off-Highway	$16	$23	($7)
Defense	$63	$43	$20
Service Parts, Support Equipment & Other	$176	$166	$10
Total Net Sales	$814	$816	($2)

Second Quarter Financial Results

Gross profit for the quarter was $402 million, an increase of $8 million from $394 million for the same period in 2024. The increase was principally driven by price increases on certain products, partially offset by lower volumes and unfavorable direct material costs.

Selling, general and administrative expenses for the quarter were $102 million, an increase of $20 million from $82 million for the same period in 2024. The increase was principally driven by $15 million of expenses related to the recently announced acquisition of the Dana Off-Highway business.

Engineering – research and development expenses for the quarter were $44 million, a decrease of $5 million from $49 million for the same period in 2024.

Net income for the quarter was $195 million, an increase of $8 million from $187 million for the same period in 2024. The increase was principally driven by higher gross profit and unrealized mark-to-market adjustments for marketable securities, partially offset by increased selling, general and administrative expenses, including $15 million of acquisition-related costs.

Net cash provided by operating activities was $184 million, an increase of $13 million from $171 million for the same period in 2024. The increase was principally driven by lower operating working capital funding requirements and higher gross profit, partially offset by acquisition-related expenses.

2025 Guidance Update

Given current end markets conditions, anticipated acquisition-related expenses and expected favorable cash income tax impacts from the recently passed One Big Beautiful Bill Act, we are revising our full year 2025 guidance provided to the market on May 1st.

Allison now expects 2025 net sales in the range of $3,075 to $3,175 million, Net income in the range of $640 to $680 million, Adjusted EBITDA in the range of $1,130 to $1,180 million, Net cash provided by operating activities in the range of $785 to $835 million, capital expenditures in the range of $165 to $175 million, and Adjusted free cash flow in the range of $620 to $660 million. We are maintaining the midpoint of the implied Adjusted EBITDA margin guidance.

Conference Call and Webcast

The Company will host a conference call at 5:00 p.m. EDT on Monday, August 4, 2025 to discuss its second quarter 2025 results. The dial-in phone number for the conference call is +1-877-425-9470 and the international dial-in number is +1-201-389-0878. A live webcast of the conference call will also be available online at https://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 9:00 p.m. EDT on August 4 until 11:59 p.m. EDT on August 18. The replay dial-in phone number is +1-844-512-2921 and the international replay dial-in number is +1-412-317-6671. The replay passcode is 13754959.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is a leading designer and manufacturer of propulsion solutions for commercial and defense vehicles and the largest global manufacturer of medium- and heavy-duty fully automatic transmissions that Improve the Way the World Works. Allison products are used in a wide variety of applications, including on-highway vehicles (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining, construction and agriculture) and defense vehicles (tactical wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a presence in more than 150 countries, Allison has regional headquarters in the Netherlands, China and Brazil, manufacturing facilities in the USA, Hungary and India, as well as global engineering resources, including electrification engineering centers in Indianapolis, Indiana, Auburn Hills, Michigan and London in the United Kingdom. Allison also has more than 1,600 independent distributor and dealer locations worldwide. For more information, visit https://allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: risks relating to the pending acquisition of the Off-Highway business of Dana Incorporated, including: the acquisition may not be completed in a timely manner or at all; we may experience delays, unanticipated costs or restrictions resulting from regulatory review of the acquisition, including the risk that Allison may be unable to obtain governmental and regulatory approvals required for the acquisition or that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition; the financing intended to fund the acquisition may not be obtained; uncertainties associated with the acquisition may cause a loss of both companies’ management personnel and other key employees, and cause disruptions to both companies’ business relationships; the purchase agreement subjects Allison and Dana to restrictions on business activities prior to the effective time of the acquisition; Allison is expected to incur significant costs in connection with the acquisition and integration; litigation risks relating to the acquisition; the off-highway business of Dana and its operations may not be integrated successfully in the expected time frame; the acquisition may result in a loss of customers, vendors, and other business counterparties; the combined company may fail to realize all of the anticipated benefits of the acquisition or fail to effectively manage its expanded operations; our participation in markets that are competitive; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs, including with respect to electric hybrid and fully electric commercial vehicles; increases in cost, disruption of supply or shortage of labor, freight, raw materials, energy or components used to manufacture or transport our products or those of our customers or suppliers, including as a result of geopolitical risks, natural disasters, extreme weather events, wars and public health crises such as pandemics; global economic volatility; general economic and industry conditions, including the risk of prolonged inflation and recession; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers or suppliers; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; the concentration of our net sales in our top five customers and the loss of any one of these; cybersecurity risks to our operational systems, security systems or infrastructure owned by us or our third-party vendors and suppliers; the failure of markets outside North America to increase adoption of fully automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; U.S. and foreign defense spending; risks associated with our international operations, including acts of war and increased trade protectionism and tariffs; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to identify, consummate and effectively integrate acquisitions and collaborations; and risks related to our indebtedness.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, net, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities, after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Jackie Bolles

Executive Director, Treasury and Investor Relations

jacalyn.bolles@allisontransmission.com

(317) 242-7073

Media Relations

media@allisontransmission.com

(317) 694-2065

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net sales	$814	$816	$1,580	$1,605
Cost of sales	412	422	800	845

Gross profit	402	394	780	760
Selling, general and administrative	102	82	188	168
Engineering - research and development	44	49	87	95

Operating income	256	263	505	497
Interest expense, net	(22)	(22)	(43)	(47)
Other income (expense), net	8	(7)	13	(12)

Income before income taxes	242	234	475	438
Income tax expense	(47)	(47)	(88)	(82)

Net income	$195	$187	$387	$356

Basic earnings per share attributable to common stockholders	$2.32	$2.15	$4.55	$4.05

Diluted earnings per share attributable to common stockholders	$2.29	$2.13	$4.50	$4.05

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	June 30,	December 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$778	$781
Accounts receivable, net	375	360
Inventories	341	315
Other current assets	93	82

Total Current Assets	1,587	1,538
Property, plant and equipment, net	814	803
Intangible assets, net	818	822
Goodwill	2,076	2,075
Other non-current assets	116	98

TOTAL ASSETS	$5,411	$5,336

LIABILITIES
Current Liabilities
Accounts payable	$231	$212
Product warranty liability	32	31
Current portion of long-term debt	5	5
Deferred revenue	36	41
Other current liabilities	168	217

Total Current Liabilities	472	506
Product warranty liability	47	36
Deferred revenue	100	95
Long-term debt	2,394	2,395
Deferred income taxes	496	501
Other non-current liabilities	149	152

TOTAL LIABILITIES	3,658	3,685
TOTAL STOCKHOLDERS’ EQUITY	1,753	1,651

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$5,411	$5,336

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$184	$171	$365	$344
Net cash used for investing activities (a)	(33)	(20)	(59)	(32)
Net cash used for financing activities	(132)	(54)	(316)	(218)
Effect of exchange rate changes on cash	6	—	7	(1)

Net increase (decrease) in cash and cash equivalents	25	97	(3)	93
Cash and cash equivalents at beginning of period	753	551	781	555

Cash and cash equivalents at end of period	$778	$648	$778	$648

Supplemental disclosures:
Income taxes paid	$(93)	$(95)	$(95)	$(99)
Interest paid	$(33)	$(33)	$(60)	$(62)
Interest received from interest rate swaps	$2	$4	$4	$7
(a) Additions of long-lived assets	$(31)	$(21)	$(57)	$(32)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (GAAP)	$195	$187	$387	$356
plus:
Income tax expense	47	47	88	82
Depreciation of property, plant and equipment	29	27	57	54
Interest expense, net	22	22	43	47
Amortization of intangible assets	1	2	3	7
Acquisition-related expenses (a)	15	—	24	—
Stock-based compensation expense (b)	8	8	14	14
Unrealized (gain) loss on marketable securities (c)	(5)	3	(8)	10
UAW Local 933 contract signing incentives (d)	—	—	—	14
Pension plan settlement loss (e)	—	4	—	4
Other (f)	1	1	1	2

Adjusted EBITDA (Non-GAAP)	$313	$301	$609	$590

Net sales (GAAP)	$814	$816	$1,580	$1,605
Net income as a percent of Net sales (GAAP)	24.0%	22.9%	24.5%	22.2%
Adjusted EBITDA as a percent of Net sales (Non-GAAP)	38.5%	36.9%	38.5%	36.8%
Net cash provided by operating activities (GAAP) (g)	$184	$171	$365	$344
Deductions to reconcile to Adjusted free cash flow:
Additions of long-lived assets	(31)	(21)	(57)	(32)

Adjusted free cash flow (Non-GAAP) (g)	$153	$150	$308	$312

(a)

Represents acquisition-related expenses (recorded in Selling, general and administrative), primarily consulting and legal fees, related to our pending acquisition of the Dana Off-Highway business (the “Acquisition”).

(b)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering — research and development).

(c)	Represents unrealized (gains) losses (recorded in Other income (expense), net) related to an investment in the common stock of Jing-Jin Electric Technologies Co. Ltd.

(d)

Represents non-recurring incentives (recorded in Cost of sales, Selling, general and administrative, and Engineering — research and development) to eligible employees as a result of International Union, United Automobile, Aerospace and Agricultural Implement Workers of America Local 933 represented employees ratifying a four-year collective bargaining agreement effective through November 2027.

(e)

Represents a non-cash settlement charge (recorded in Other income (expense), net) for a pro rata portion of previously unrecognized pension plan actuarial net losses associated with the pension risk transfer of a portion of our salaried defined benefit pension plan obligations to a third-party insurance company.

(f)	Represents other adjustments as defined by the Second Amended and Restated Credit Agreement dated as of March 29, 2019 as amended.

(g)

Net cash provided by operating activities (GAAP) and Adjusted free cash flow (Non-GAAP) include $14 million and $17 million of payments for expenses related to the Acquisition for the three and six months ended June 30, 2025, respectively. There were no payments for expenses related to the Acquisition in either of the three or six months ended June 30, 2024.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2025
	Low	High
Net income (GAAP)	$640	$680
plus:
Income tax expense	170	180
Depreciation of property, plant and equipment	123	123
Interest expense, net	100	100
Amortization of intangible assets	7	7
Acquisition-related expenses (a)	70	70
Stock-based compensation expense (b)	28	28
Other unrealized (gains)/losses (c)	(8)	(8)

Adjusted EBITDA (Non-GAAP)	$1,130	$1,180

Net cash provided by Operating activities (GAAP)	$785	$835
Deductions to reconcile to Adjusted free cash flow:
Additions of long-lived assets	$(165)	$(175)

Adjusted free cash flow (Non-GAAP)	$620	$660

(a) Represents acquisition-related expenses (recorded in Selling, general and administrative), primarily consulting and legal fees, related to our pending acquisition of the Dana Off-Highway business (the “Acquisition”).

(b) Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering — research and development).

(c) Represents other unrealized (gains)/losses recorded in Other income (expense), net